Exhibit 10.42

2012 Long-Term Incentive Plan

In 2010, the stockholders approved the Virgin Media Inc. 2010 Stock Incentive Plan (the “Stock Incentive Plan”) to provide key senior managers and executives with long-term incentives. On January 27, 2012, the compensation committee (the “Committee”) of the board of directors (the “Board”) of the Company approved the Company’s 2012 long-term incentive plan (the “2012 LTIP”), which includes the award of stock options and performance shares or restricted stock units to senior employees of the Company and its subsidiaries. The performance shares and restricted stock units are designed to incentivize senior managers to meet stringent business performance targets over a three-year period in order to drive long-term stockholder value.

Overall Structure

The 2012 LTIP is comprised of (1) awards of stock options to senior employees that vest based solely on time in five equal annual installments, beginning January 1, 2013, and (2) performance share or restricted stock unit awards to senior employees which vest no later than April 30, 2015 and are linked to the achievement of performance criteria over the three-year period from January 1, 2012 to December 31, 2014, in each case, subject to continued employment with the Company to the vesting date.

Under the 2012 LTIP, stock options with a face value of 100% of the recipient’s base annual salary on the grant date (200% in the case of the Chief Executive Officer) were granted to eligible senior employees, including all of the Company’s named executive officers.

Also under the 2012 LTIP, performance shares or restricted stock units with a face value of 150% of the recipient’s annual base salary (300% in the case of the Chief Executive Officer) were granted to eligible senior employees, including all of the Company’s named executive officers.

The stock options will have a ten-year term. The vesting of the stock options will accelerate in the event that there is a change in control of the Company and the individual’s employment is terminated by the Company without cause or the individual terminates their employment for good reason within 12 months of the change of control event. If vesting of stock options issued under the Company Stock Option Plan (the “CSOP”) is accelerated, the stock options subject to accelerated vesting may in certain circumstances cease to qualify for the favorable tax treatment otherwise applicable to CSOP options (unless accelerated vesting is for certain specific good leaver reasons) and the tax treatment will be that applicable to stock options granted otherwise under the 2012 LTIP.

If the award recipient’s employment terminates prior to the vesting date, any unvested elements of the award will be forfeited. The vesting of performance share or restricted stock unit awards will not accelerate in the event of a change in control of the Company.

Equivalent payments for the restricted stock units may be made in cash rather than common stock at the Committee’s discretion.

Award Date

The stock options, performance shares and restricted stock units were granted on January 27, 2012. The average of the high and low market price of the Company’s common stock on the NASDAQ Global Market on the date of award, which the Company uses for calculating award levels, was $24.34.

Performance Criteria for the Performance Shares and Restricted Stock Units

The performance criteria for the performance shares and restricted stock units are as follows: (i) 50% based on achievement of a cumulative simple cash flow (“SCF”) target in respect of the period from January 1, 2012 through December 31, 2014, being operating income before depreciation, amortization, goodwill and other intangible asset impairments and restructuring and other charges, less Fixed Asset Additions (Accrual Basis), which is the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets and (ii) 50% based on total shareholder value (“TSV”) performance in respect of the period from January 1, 2012 through December 31, 2014 relative to a pre-determined performance comparator group. Vesting of any SCF-based award with grant date face value of greater than 50% of the recipient’s annual base salary also requires top quartile TSV performance. Furthermore, if TSV growth is negative, the number of restricted stock units vesting based on TSV performance (except in respect of the SCF-based award) will be reduced by half from the percentage otherwise applicable.

The performance criteria include minimum and maximum performance levels. The award documents establish a minimum level for each performance condition below which no shares will vest and a maximum level of performance at which all of the shares will vest. If the performance is below the minimum level, the awards subject to such performance condition will lapse. The performance criteria may be adjusted by the Committee to take account of any material strategic investments or other developments approved by the Board.